Exhibit 99.1

[LOGO OF CALGON CARBON CORPORATION] P.O. Box 717 Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES A COOPERATIVE ARRANGEMENT WITH SHELL GLOBAL SOLUTIONS (US), INC.

PITTSBURGH, PA – November 19, 2003 – Calgon Carbon Corporation (NYSE: CCC) announces a cooperative arrangement with Shell Global Solutions (US), Inc., of Houston to allow Calgon Carbon Corporation to develop a line of products for the remediation market using Shell Global Solutions’ BioRemedy® Microbes under license agreement.

BioRemedy refers to specialized microbes that degrade gasoline oxygenates. Use of BioRemedy Microbes in ex-situ treatment systems is a proven method for the removal of fuel oxygenates, such as MTBE and TBA, that may appear in surface or ground water as a result of leaking storage tanks or gasoline spills. Calgon Carbon will use existing equipment and Activated Carbon products in conjunction with the BioRemedy Microbes to expand its work in the area of site remediation and services to environmental site restoration projects in the U.S.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412-787-6795